Exhibit 10.1

EXECUTION VERSION

364-DAY REVOLVING CREDIT AGREEMENT
Among
SOUTHERN CALIFORNIA EDISON COMPANY
The Several Lenders
from Time to Time Parties Hereto and

JPMorgan Chase Bank, N.A.,
as Administrative Agent

Dated as of May 8, 2020,

CITIBANK, N.A., MIZUHO BANK, LTD., MUFG BANK, LTD., BARCLAYS BANK PLC and BANK OF AMERICA, N.A.,
as Co-Syndication Agents

JPMORGAN CHASE BANK, N.A., CITBANK, N.A., MIZUHO BANK, LTD., MUFG BANK, LTD., BARCLAYS BANK PLC and BOFA SECURITIES, INC.,
as Joint Lead Arrangers and Joint Lead Bookrunners

i

ii

9.18.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	57

SCHEDULES
1.1    Lending Offices and Commitments

EXHIBITS
A    Form of Borrowing Request
B    Form of Note
C    Form of Exemption Certificate
D    Form of Borrower Closing Certificate
E    Form of Assignment and Assumption

iii

364-DAY REVOLVING CREDIT AGREEMENT
This 364-DAY REVOLVING CREDIT AGREEMENT, dated as of May 8, 2020 (as may be amended, supplemented or otherwise modified from time to time, this “Agreement”), is made by and among SOUTHERN CALIFORNIA EDISON COMPANY, a California corporation (the “Borrower”), the several banks and other financial institutions from time to time parties hereto (the “Lenders”), CITIBANK, N.A., MIZUHO BANK, LTD., MUFG BANK, LTD., BARCLAYS BANK PLC and BANK OF AMERICA, N.A., as co-syndication agents (in such capacity, the “Co-Syndication Agents”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent” and, together with the Co-Syndication Agents, the “Agents”).
The Borrower, the Lenders and the Agents hereby agree as follows:

SECTION 1. DEFINITIONS
1.1.    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or if such day is not a Business Day, as of the first preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1.0%, provided that for the purpose of this definition, the Eurodollar Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for a deposit in Dollars with a maturity of one month, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or such Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the NYFRB Rate or such Eurodollar Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.10 hereof, then the ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“ABR Loans”: Loans, the rate of interest applicable to which is based upon the ABR.
“Additional Costs”: as defined in Section 2.13(a).
“Administrative Agent”: as defined in the preamble hereto.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.
“Agents”: as defined in the preamble hereto.
“Agreement”: as defined in the preamble hereto.
“Ancillary Document”: as defined in Section 9.8(b).
“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction, in each case, applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Anti-Money Laundering Laws”: any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules, in each case, applicable to a Credit Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Margin”: for any day, the applicable rate per annum set forth under the relevant column heading below, based upon the then most current senior unsecured non credit-enhanced debt ratings (“Unsecured Debt Ratings”) and/or corporate issuer ratings (“Corporate Issuer Ratings”); each of the Unsecured Debt Ratings, on the one hand, and the Corporate Issuer Ratings, on the other, being a “Ratings Type” of the Borrower issued by S&P and Moody’s, respectively:

Level	Rating S&P/Moody’s	Facility Fee Rate	Applicable Margin for ABR Loans	Applicable Margin for Eurodollar Loans
1	BBB+/Baa1 or higher	0.200%	0.300%	1.300%
2	BBB/Baa2	0.250%	0.500%	1.500%
3	BBB-/Baa3 or lower	0.300%	0.700%	1.700%

The Applicable Margin will be based on the Borrower’s most current Unsecured Debt Ratings unless neither S&P nor Moody’s issues such ratings and, in the absence of such Unsecured Debt Ratings, will be based on the Corporate Issuer Ratings to the extent described below. Subject to the provisions of this paragraph regarding split ratings, changes in the Applicable Margin shall become effective on the date on which S&P and/or Moody’s changes its relevant rating for the applicable Ratings Type. In the event of split ratings in a Ratings Type, the higher rating shall govern. In the event that, at any time, a rating for a Ratings Type is not available from one of such rating agencies, the Applicable Margin shall be determined on the basis of the rating from the other rating agency. In the event that, at any time, Unsecured Debt Ratings from each such rating agency are not available for companies generally, the Applicable Margin shall be determined on the basis of the Corporate Issuer Ratings, or in the event that, at any time, Corporate Issuer Ratings from each such rating agency are not available for companies generally, the Applicable Margin shall be determined on the basis of the last Unsecured Debt Rating and Corporate Issuer Rating made available. In the event that, at any time, Unsecured Debt Ratings or Corporate Issuer Ratings are not available for the Borrower but are generally available for other companies, then the Applicable Margin shall be as for Level 3.
“Arrangers”: JPMorgan Chase Bank, N.A., Citibank, N.A., Mizuho Bank, Ltd., MUFG Bank, Ltd., Barclays Bank PLC, and BofA Securities, Inc., in their respective capacities as joint lead arrangers and joint bookrunners under this Agreement.
“Assignee”: as defined in Section 9.6(c).

“Assignment and Assumption”: as defined in Section 9.6(c).
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent (in consultation with the Borrower), has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board”: the Board of Governors of the Federal Reserve System (or any successor).
“Borrower”: as defined in the preamble hereto.
“Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.2 as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, the term “Business Day” shall mean any Business Day (as defined above) on which dealings in foreign currencies and exchange between banks may be carried on in London, England and in New York, New York.
“Catastrophic Wildfire Ratepayer Protection Financing”: recovery bonds and other financings contemplated by Article 5.8 of Chapter 4, Part 1, Division 1 of the California Public Utilities Code.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Commitment”: as to any Lender, the obligation of such Lender to make Loans in the aggregate principal amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.
“Commitment Period”: the period from and including the Effective Date to the Termination Date.
“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Consolidated Capital”: at any time, the sum of, without duplication, (i) Consolidated Total Indebtedness plus (ii) the amount set forth opposite the captions “shareholders’ equity” and “preferred stock” (or similar captions) on a consolidated balance sheet of the Borrower prepared in accordance with GAAP plus (iii) the outstanding principal amount of any junior subordinated deferrable interest debentures or similar securities issued by the Borrower or any of its Subsidiaries.
“Consolidated Capitalization Ratio”: on the last day of any fiscal quarter, the ratio of (a) Consolidated Total Indebtedness to (b) Consolidated Capital.
“Consolidated Total Indebtedness”: at any date, the sum of (i) the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date determined on a GAAP consolidated basis and (ii) without duplication, the aggregate principal amount of all Indebtedness of any other Persons at such date determined on a GAAP consolidated basis to the extent the payment of such Indebtedness is guaranteed by the Borrower or any of its Subsidiaries.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Conversion Date”: as defined in Section 2.6.
“Corporate Issuer Ratings”: as defined in the definition of “Applicable Margin”.
“Co-Syndication Agents”: as defined in the preamble hereto.
“Credit Party”: any of the Lenders and the Agents.
“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
“Defaulting Lender”: any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) [reserved] or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder (unless the subject of a good faith dispute), unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it, (d) has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit (unless the subject of a good faith dispute), (e) has, or whose Lender Parent has, become the subject of a Bankruptcy Event or (f) has, or whose Lender Parent has, become the subject of a Bail-In Action.
“Dollars” and “$”: dollars in lawful currency of the United States of America.
“Downgraded Lender”: any Lender that has a non-investment grade senior unsecured debt rating from Moody’s, S&P or another nationally recognized rating agency.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date”: May 8, 2020.
“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Laws”: any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
“Eurodollar Rate”: with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00

A.M., London time, on the Quotation Day for Dollars for such Interest Period; provided, that, if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurodollar Rate shall be the Interpolated Rate at such time; provided further that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that all of the foregoing shall be subject to Section 2.10.
“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
“Existing 364-Day Revolving Credit Agreement” means that certain 364-Day Revolving Credit Agreement, dated as of March 11, 2020, as amended, supplemented or otherwise modified from time to time, among the Borrower, the lenders from time to time party thereto, and Royal Bank of Canada, as administrative agent thereunder.
“Existing Revolving Credit Agreement” the Second Amended and Restated Credit Agreement dated as of May 17, 2018, as amended, supplemented or otherwise modified from time to time, among the Borrower, the several banks and other financial institutions from time to time parties thereto, Citibank, N.A., MUFG Union Bank, N.A., Wells Fargo Bank, N.A., Barclays Bank PLC, Mizuho Bank, Ltd. and U.S. Bank National Association, as co-syndication agents, JPMorgan Chase Bank, N.A., as administrative agent, and the other named agents parties thereto.
“Existing Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of March 11, 2020, as amended, supplemented or otherwise modified from time to time, among the Borrower, the lenders from time to time party thereto, and Royal Bank of Canada, as administrative agent thereunder.
“Exposure”: with respect to any Lender at any time, the amount of such Lender’s outstanding Loans.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Facility Fee”: the facility fee payable pursuant to Section 2.3(a) at the Facility Fee Rate.
“Facility Fee Rate”: the facility fee rate per annum set forth in the definition of “Applicable Margin”.
“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate for any day shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time; provided, however, that with respect Section 6.6 and the calculation of the Consolidated Capitalization Ratio as used therein (and the defined terms used in the definition of “Consolidated Capitalization Ratio”), GAAP shall mean generally accepted accounting principles in the United States of America in effect on the Effective Date. It is understood and agreed that the Borrower will deliver information reasonably satisfactory to the Administrative Agent to reconcile any calculations of the Consolidated Capitalization Ratio to the extent there is a change in GAAP with respect thereto after the Effective Date.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.
“IBA”: as defined in Section 1.2(e).
“Impacted Interest Period”: as defined in the definition of “Eurodollar Rate”.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or representing reimbursement obligations in respect of letters of credit which have been funded, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all indebtedness created or arising under any conditional sale or title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person as lessee which are capitalized in accordance with GAAP (excluding operating leases), (e) all direct and indirect guarantee obligations (whether by guarantee, reimbursement or indemnity or agreement to maintain financial condition or solvency or otherwise) of such Person in respect of any obligations of the type described in the preceding clauses (a) through (d) of any other Person, (f) all obligations of the kind referred to in clauses (a) through (d) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (g) for the purposes of Section 7(g) only, all obligations of such Person in respect of Hedge Agreements in an amount equal to the net amount that would be payable by such Person upon the acceleration, termination or liquidation thereof. Notwithstanding the foregoing, Indebtedness shall not include (i) obligations under a Receivables Securitization of the Borrower or any of its Subsidiaries, (ii) any junior subordinated deferrable interest debentures or similar securities issued by the Borrower, (iii) power-purchase contract obligations and fuel contract obligations that in each case are included as indebtedness on the consolidated balance sheet of the Borrower, (iv) indebtedness of variable interest entities that are consolidated with the Borrower for financial reporting purposes and whose indebtedness is non-recourse to the Borrower and its Subsidiaries (other than such entities) and (v) obligations of the Borrower, any of its Subsidiaries or any special purpose finance entity with respect to any Catastrophic Wildfire Ratepayer Protection Financing or similar financing arrangement.
“Indenture”: the Trust Indenture, dated as of October 1, 1923 between the Borrower and The Bank of New York Trust Company, N.A. and D.G. Donovan as trustees, as amended and supplemented from time to time.
“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan, having an Interest Period of three months or less, the last day of each Interest Period therefor, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof (e.g., six months), after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Eurodollar Loan, the date of any repayment or prepayment made in respect thereof (for the avoidance of doubt, solely with respect to the portion of such Loan so repaid or prepaid).
“Interest Period”: (a) with respect to any ABR Loan, the period commencing on the Borrowing Date or the Conversion Date, as the case may be, with respect to such ABR Loan and ending on the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, and (b) with respect to any Eurodollar Loan:
(i)  initially, the period commencing on the Borrowing Date or the Conversion Date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months or seven days thereafter as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and
(ii)  thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months or seven days thereafter as selected by the Borrower by irrevocable notice to the Administrative Agent pursuant to Section 2.6(a);
provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(1)  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(2)  any Interest Period for a Loan that would otherwise extend beyond the Termination Date shall end on the Termination Date; and
(3)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“Interpolated Rate”: at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period for which that Screen Rate is available for Dollars, which Screen Rate is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period for which that Screen Rate is available for Dollars, which Screen Rate exceeds the Impacted Interest Period, in each case, as of 11:00 A.M., London time, on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select.
“JPMorgan”: JPMorgan Chase Bank, N.A.
“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.
“Lenders”: as defined in the preamble hereto.

“Lending Office”: each Lender’s lending office designated in Schedule 1.1 or such other office of such Lender notified to the Administrative Agent and the Borrower.
“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capitalized lease obligation having substantially the same economic effect as any of the foregoing).
“Liabilities”: any losses, damages or liabilities of any kind.
“Loan”: any loan made pursuant to this Agreement.
“Loan Documents”: this Agreement and any Notes.
“Material Adverse Effect”: (a) a change in the business, property, operations or financial condition of the Borrower and its consolidated Subsidiaries taken as a whole that could reasonably be expected to materially and adversely affect the Borrower’s ability to perform its obligations under the Loan Documents or (b) a material adverse effect on the validity or enforceability of this Agreement or any of the other Loan Documents.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, but excluding any such substances, materials or wastes that are used or present on any property in conformance with the Requirements of Law.
“Moody’s”: Moody’s Investors Service, Inc.
“Non-Excluded Taxes”: as defined in Section 2.14(a).
“Non-U.S. Lender”: as defined in Section 2.14(e).
“Note”: as defined in Section 2.4(e).
“NYFRB”: the Federal Reserve Bank of New York.
“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Other Taxes”: any and all present or future stamp, court, or documentary, intangible, recording, filing or similar taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document; provided, that any such taxes attributable to any assignment (other than pursuant to an assignment under Section 2.17), or sale of a participation, to a Transferee shall be excluded from “Other Taxes”.
“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participants”: as defined in Section 9.6(b).
“Participant Register”: as defined in Section 9.6(b).
“Patriot Act”: as defined in Section 9.15.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
“Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have terminated, the percentage which the aggregate principal amount of such Lender’s Exposure at such time constitutes of the Total Exposures at such time. Notwithstanding the foregoing, in the case of Section 2.21 when a Defaulting Lender shall exist, Percentages shall be determined without regard to any Defaulting Lender’s Commitment.
“Person”: an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Quotation Day”: with respect to any Eurodollar Loan for any Interest Period, the second Business Day prior to the commencement of such Interest Period.
“Ratings Type”: as defined in the definition of “Applicable Margin”.
“Receivables Securitization”: any financing pursuant to which accounts receivable of the Borrower or any of its Subsidiaries are (or are purported to be) sold or pledged, which financing shall be non-recourse (except for customary limited recourse provisions) to the Borrower and its Subsidiaries.
“Register”: as defined in Section 9.6(d).
“Regulation FD”: as defined in Section 9.14.
“Regulatory Change”: as to any Lender (or holding company for a Lender), any adoption or change occurring or taking effect after the date of this Agreement of or in federal, state, local or foreign laws or regulations (whether or not having the force of law) or the adoption or making or taking effect after such date of any interpretations, directives, or requests applying to any Lender (or holding company), as the case may be, of or under any federal, state, local or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
“Removed Lender”: as defined in Section 2.17.
“Required Lenders”: at any date, the holders of more than 50% of the Total Commitments then in effect or, if the Commitments have terminated or for the purposes of determining whether to accelerate the Loans pursuant to Section 7, the Total Exposures at such time.
“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental

Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer”: the Chief Financial Officer, the Treasurer or any Assistant Treasurer of the Borrower, or any employee of the Borrower designated by any of the foregoing.
“S&P”: Standard & Poor’s Financial Services LLC and any successor thereto.
“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the European Union or Her Majesty’s Treasury.
“Screen Rate”: as defined in the definition of “Eurodollar Rate”.
“Significant Subsidiary”: as defined in Regulation S‑X of the United States Securities and Exchange Commission (or any successor), as the same may be amended or supplemented from time to time, excluding any special purpose finance subsidiary that participates in, or is formed in connection with, any financing arrangement described in clause (v) of the definition of “Indebtedness” hereunder.
“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Termination Date”: the date upon which the Commitments shall terminate, which shall be May 7, 2021.
“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect. The amount of the Total Commitments as of the Effective Date is $1,500,000,000.
“Total Exposures”: at any time, the aggregate amount of the Exposures of all Lenders at such time.
“Transferee”: as defined in Section 9.6(f).
“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unsecured Debt Ratings”: as defined in the definition of “Applicable Margin”.
“Withholding Agent”: the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2.    Other Definitional Provisions. (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have their defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    As used herein and in the Notes and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
(c)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(e)    The interest rate on Eurodollar Loans is determined by reference to the Eurodollar Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. The Administrative Agent will promptly notify the Borrower of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, any such alternative, successor or replacement rate implemented pursuant to Section 2.10), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
SECTION 2.     AMOUNT AND TERMS OF THE CREDIT FACILITY
2.1.    The Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding that will not result in such Lender’s Exposure exceeding such Lender’s Commitment. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary in this Agreement, in no event may Loans be borrowed under this Section 2.1 if, after giving effect thereto, the aggregate principal amount (a) of the Total Exposures at such time would exceed the Total Commitments then in effect or (b) the Exposure of any Lender at such time would exceed such Lender’s Commitment. The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6. The respective obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.
2.2.    Procedure for Borrowing. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice of such borrowing substantially in the form of Exhibit A hereto (which notice must be executed by a Responsible Officer of the Borrower and received by the Administrative Agent prior to (a) 11:00 A.M., New York City time, two Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) 1:00 P.M., New York City time, one Business Day prior to the requested Borrowing Date, in the case of ABR Loans). Each such notice shall specify (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans, or a combination thereof, (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective lengths of the initial Interest Periods therefor and (v) the account into which such borrowing is to be deposited. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (y) in the case of Eurodollar Loans, $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2 prior to 3:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by depositing in the account specified by the Borrower in such notice the aggregate of the amounts made available to the Administrative Agent by the Lenders promptly upon receipt thereof and in like funds as received by the Administrative Agent.
2.3.    Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a Facility Fee for the period from and including the first day of the Commitment Period to and excluding the Termination Date, computed at the Facility Fee Rate on the average daily amount of the Commitment of such Lender (or, following termination of the Commitment of such Lender, on the average daily amount of the Exposure of such Lender) during the period for which payment is made, payable in arrears on the last day of each March, June, September and December and on the Termination Date and, following termination of the Commitments, on demand.
(b)    The Borrower agrees to pay to the Administrative Agent for its own account any fees separately agreed to by the Borrower and the Administrative Agent in writing.

2.4.    Repayment of Loans; Evidence of Debt. (a)      The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 7). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the Effective Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.8.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(c)    The Administrative Agent shall maintain the Register pursuant to Section 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(d)    The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
(e)    The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Loans of such Lender, substantially in the form of Exhibit B with appropriate insertions as to date and principal amount (a “Note”).
2.5.    Prepayments and Termination or Reduction of Commitments. (a)  The Borrower may, upon not less than three Business Days’ notice to the Administrative Agent, terminate or reduce the unutilized amount of the Commitments. Any reduction of the Commitments shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Commitments then in effect.
(b)    The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon at least (i) three Business Days’ irrevocable notice to the Administrative Agent in the case of Eurodollar Loans or (ii) one Business Day’s irrevocable notice to the Administrative Agent in the case of ABR Loans; provided that, in each case, such notice may state that such prepayment is contingent on the closing of another transaction. Each such notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, subject to such contingency, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.15 and (except in the case of ABR Loans) accrued interest to but excluding such date on the amount prepaid. Partial prepayments under this Section 2.5(b) shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.
2.6.    Conversion and Continuation Options. ABR Loans may, at any time, be converted into Eurodollar Loans and Eurodollar Loans may, on the last day of any Interest Period applicable thereto, be converted into ABR Loans or continued as Eurodollar Loans (the date of any such conversion, the “Conversion Date”), as follows:
(a)    In order to continue outstanding Eurodollar Loans as Eurodollar Loans for another Interest Period, or to convert ABR Loans to Eurodollar Loans, the Borrower shall give the Administrative Agent irrevocable notice thereof prior to 11:00 A.M. New York City time, two Business Days before the first day of the Interest Period to be applicable to such continued or converted Eurodollar Loans, which notice shall specify the length of the Interest Period requested by the Borrower to be applicable to such Loans.
(b)    No Loan may be converted into, or continued as, a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such a continuation.
(c)    If the Borrower fails to give a notice as described above in this Section 2.6 to continue an outstanding Eurodollar Loan or to convert such Loan to an ABR Loan, or if such continuation or conversion is not permitted pursuant to paragraph (b) above, such Loans shall be automatically converted to ABR Loans on the last day of the then expiring Interest Period applicable to such Loans.
(d)    The Administrative Agent shall promptly notify each Lender of each notice received by the Administrative Agent from the Borrower pursuant to this Section 2.6.
2.7.    Minimum Amounts and Maximum Number of Tranches. All borrowings, prepayments, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof. In no event shall there be more than five Eurodollar Tranches outstanding at any time.
2.8.    Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin therefor.

(b)    Each ABR Loan shall bear interest for each day from the applicable Borrowing Date or Conversion Date at a rate per annum equal to the ABR plus the Applicable Margin therefor.
(c)    [Reserved].
(d)    If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, to the extent permitted by applicable law, bear interest at a rate per annum which is equal to the rate otherwise applicable thereto plus 2.0% from the date of such non-payment to (but excluding) the date on which such amount is paid in full (after as well as before judgment) (or, in the event there is no applicable rate, 2.0% per annum in excess of the rate otherwise applicable to ABR Loans from time to time).
(e)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand and on the Termination Date.
2.9.    Computation of Interest and Fees. (a)  Interest calculated on the basis of the Prime Rate shall be calculated on the basis of a 365‑ (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest and Facility Fees shall be calculated on the basis of a 360‑day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall deliver to the Borrower upon request a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8(a) or (b).
2.10.    Inability to Determine Interest Rate. (a) If prior to the first day of any Interest Period:
(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower, absent manifest error) that the Eurodollar Rate cannot be determined by any of the means set forth in the definition of “Eurodollar Rate” or by reason of circumstances affecting the eurodollar market, quotations of interest rates for the relevant deposits are not being provided to JPMorgan in the relevant amount or for the relevant maturities for purposes of determining the Eurodollar Rate for such Interest Period (including because the Screen Rate is not available or published on a current basis), or
(ii)    the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders, absent manifest error) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give facsimile or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any ABR Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Each such Lender shall promptly notify the Administrative Agent upon any change in such determination of the adequacies and fairness of the Eurodollar Rate, and the Administrative Agent shall promptly withdraw its notice to the Borrower following receipt of such notices from the Required Lenders. Until such withdrawal by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans.
(b)     If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the Screen Rate has made a public statement that the administrator of the Screen Rate is insolvent (and there is no successor administrator that will continue publication of the Screen Rate), (x) the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Screen Rate), (y) the supervisor for the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.10(b), only to the extent the Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any interest election request that requests the conversion of any borrowing to, or continuation of any borrowing as, a Eurodollar borrowing shall be ineffective, and (y) if any borrowing request requests a Eurodollar borrowing, such borrowing shall be made as an ABR borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

2.11.    Pro Rata Treatment and Payments. (a)  Each borrowing by the Borrower from the Lenders hereunder, and, except as provided in Section 2.21, each payment by the Borrower of any Facility Fee hereunder, except as provided in Section 2.21, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans, and any reduction of the Commitments of the Lenders shall be made pro rata according to the Percentages of the Lenders, in each case except to the extent another provision of this Agreement specifies a different treatment. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 4:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in Section 9.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
(b)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender’s pro rata share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to repayment of such amount with interest thereon at the rate per annum otherwise applicable to such Loans hereunder, on demand, from the Borrower and, upon such payment, no further interest shall be payable with respect to such amount. The payment of interest by a Lender to the Administrative Agent pursuant to this Section 2.11(b) shall not be deemed to be a waiver of any right the Borrower may have against such Lender for such Lender’s failure to make Loans to the Borrower as required hereunder.
2.12.    Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement (a) such Lender shall promptly give notice thereof to the Borrower and the Administrative Agent, (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (c) such Lender’s outstanding Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.
2.13.    Additional Costs. (a)  If, as a result of any Regulatory Change:
(i)    any Lender shall be subject to any tax of any kind whatsoever with respect to amounts payable to it under this Agreement, or the basis of taxation of payments to such Lender in respect thereof is changed (except, in each case, for Non-Excluded Taxes covered by Section 2.14, taxes described in clauses (x) through (z) of Section 2.14(a), net income taxes, franchise taxes, and branch profits taxes, and changes in the rate of tax on the overall net income of such Lender); or
(ii)    any reserve, special deposit, capital adequacy, liquidity, compulsory loan or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, any Lender, which requirements are generally applicable to extensions of credit or other assets of, or deposits with or other liabilities of, such Lender, are imposed, modified, or deemed applicable; or
(iii)    any other condition, cost or expense (other than taxes) affecting this Agreement or any Loans is imposed on any Lender after the date hereof, which condition, cost or expense (other than taxes) is generally applicable to loans made by such Lender; and
any Lender determines that, by reason thereof, the cost to such Lender (or a holding company of any Lender) of making, continuing, converting or maintaining its Commitment or any of its Loans to the Borrower is increased or any amount receivable by such Lender hereunder in respect of any of such Loans is reduced or the rate of return on such Lender’s (or holding company’s) capital is reduced (taking into consideration such Lender’s or holding company’s policies with respect to capital adequacy and liquidity), in each case by an amount reasonably deemed by such Lender to be material (such increases in cost and reductions in amounts receivable being herein called “Additional Costs”), then the Borrower shall pay to such Lender upon its request the additional amount or amounts as will compensate such Lender for such Additional Costs within 15 Business Days after written notice of such Additional Costs is received by the Borrower; provided, however, that if all or any such Additional Costs would not have been payable or incurred but for such Lender’s voluntary decision to designate a new Lending Office, the Borrower shall have no obligation under this Section 2.13 to compensate such Lender for such amount relating to such Lender’s decision; provided, further, that the Borrower shall not be required to make any payments to such Lender for Additional Costs incurred more than 60 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor.
(b)    Without limiting the effect of the provisions of Section 2.13(a) (but without duplication thereof), the Borrower will pay to any Lender, within 15 Business Days of receipt by the Borrower of notice from such Lender, for each day such Lender is required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the Board as in effect on the date of this Agreement, an additional amount determined by such Lender equal to the product of the following:
(i)    the principal amount of the Eurodollar Loan of such Lender;
(ii)    the remainder of (x) a fraction the numerator of which is the Eurodollar Rate for such Eurodollar Loan and the denominator of which is one minus the rate at which such reserve requirements are imposed on such Lender on such day minus (y) such numerator; and
(iii)    1/360.
Such Lender shall request payment under this Section 2.13(b) by giving notice to the Borrower as of the last day of each Interest Period for such Eurodollar Loan (and, if such Interest Period exceeds three months’ duration, also as of three months, or a whole multiple thereof, after the first day of such Interest Period). Such notice shall specify the basis for requesting such compensation and the method for determining the amount thereof. Such Lender shall provide any evidence of such requirement to maintain reserves as the Borrower may reasonably request.
(c)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Regulatory Change, regardless of the date enacted, adopted, issued or implemented.
(d)    Each Lender will notify the Borrower and the Administrative Agent of any Regulatory Change occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to Section 2.13(a) or (c) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. If such Lender requests compensation under Section 2.13(a) or (c), the Borrower may, by notice to such Lender require that such Lender forward to the Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.
Determinations by any Lender for purposes of this Section 2.13 of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made absent manifest error.
2.14.    Taxes. (a)  All payments made by or on behalf of the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) and branch profits taxes imposed on the Administrative

Agent or any Lender in a jurisdiction (or political subdivision thereof) in which the Administrative Agent or such Lender is organized, in which its applicable Lending Office is located, or as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), unless the Borrower is compelled by law to make such deduction or withholding. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender, as determined in good faith by the applicable Withholding Agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the Borrower to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts they would have received had no such obligation been imposed; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes that are (x) United States withholding taxes (including United States federal, state and local backup withholding taxes) resulting from any Requirement of Law in effect on the date such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.17), (y) attributable to (i) such Lender’s designation of a different Lending Office (provided that such Non-Excluded Taxes are imposed at the time of the first payment to such Lender under this Agreement following such designation and excluding any designation occurring pursuant to Section 2.16) or (ii) such Lender’s failure to comply with the requirements of paragraph (e) of this Section 2.14 or (z) United States federal withholding taxes imposed under FATCA.
(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or the relevant Lender, as the case may be, certificates or other valid vouchers or receipts received by the Borrower or other evidence reasonably satisfactory to the Administrative Agent or the relevant Lender showing payment thereof. Subject to Section 2.14(a), if (i) the Borrower fails to pay any such Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Borrower shall indemnify the Administrative Agent and the Lenders for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure in the case of (i) and (ii), or any such direct imposition in the case of (iii).

(d)    Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
(e)    Each Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. Each Lender (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non‑U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E (certifying as to entitlement to treaty benefits), Form W-8ECI (claiming exemption from withholding because the income is effectively connected with a U.S. trade or business) or Form W-8IMY (together with any applicable underlying Internal Revenue Service forms), as applicable, (ii) in the case of a Non‑U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit C and the applicable Internal Revenue Service Form W-8, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non‑U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms, certificates, and statements shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Lender shall deliver such forms, certificates, and statements promptly upon the obsolescence or invalidity of any form previously delivered by such Lender, or upon the reasonable request by the Borrower or the Administrative Agent. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form, certificate, or statement to the Borrower (or any other form, statement, or certification adopted by the U.S. taxing authorities for such purpose). Each Lender agrees to (x) promptly notify the Administrative Agent and the Borrower if any fact set forth in any such form, certificate, or statement ceases to be true and correct and (y) take such steps and may be reasonably necessary to avoid any applicable Requirements of Law that the Borrower make any deduction or withholding for taxes from amounts payable to the Lender under this Agreement. Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph after the date it becomes a party to this Agreement (or, in the case of any Participant, after the date such Participant purchases the related participation) that such Non-U.S. Lender is not legally able to deliver. Notwithstanding any other provision of this paragraph, the completion, execution and submission of such documentation described in Section 2.14(e)(iii) shall not be required if in a Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of this Section 2.14(e), the term “Lender” includes the Administrative Agent.
(f)    If the Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
2.15.    Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of Eurodollar Loans or in the conversion into or continuation of Eurodollar Loans, after the Borrower has given a notice requesting or accepting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of Eurodollar Loans after the Borrower has given a notice thereof (including following any revocation of such notice permitted hereunder) in accordance with the provisions of this Agreement, or (c) the making of a prepayment of

Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if applicable, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to but excluding the last day of the relevant Interest Period (or proposed Interest Period) at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.
2.16.    Change of Lending Office. Each Lender agrees that if it makes any demand for payment under Sections 2.13 or 2.14, or if any adoption or change of the type described in Section 2.12 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different Lending Office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Sections 2.13 or 2.14, or would eliminate or reduce the effect of any adoption or change described in Section 2.12.
2.17.    Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender (a) that requests reimbursement for amounts owing pursuant to Sections 2.13 or 2.14 (for itself or its Participant) or for which amounts are otherwise payable by the Borrower pursuant to Section 2.14, (b) that is affected in the manner described in Section 2.12 and as a result thereof any of the events described in clauses (b) or (c) of such Section occur, (c) that is a Defaulting Lender or a Downgraded Lender, or (d) that does not consent to an amendment or waiver that requires the consent of all Lenders (or all affected Lenders) and has been approved by the Required Lenders, in each case, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement (or, if an Event of Default exists, the Required Lenders consent to such replacement), (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par), without duplication, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.15 if any outstanding Eurodollar Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (c) and (e) (provided that the Borrower or the replacement bank or institution shall be obligated to pay the registration and processing fee referred to therein) or pursuant to other procedures reasonably agreed to by the Borrower and the Administrative Agent (which may include a deemed assignment), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Sections 2.13 or 2.14, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

The Borrower shall have the right to terminate in full the Commitment of each Lender requesting reimbursement pursuant to Section 2.13 or 2.14 by giving notice to the Administrative Agent and such Lender (a “Removed Lender”). On the date of any such termination, such Removed Lender’s Commitment shall terminate and the Borrower shall pay all amounts owed to such Removed Lender hereunder. Upon termination of such Removed Lender’s Commitment in accordance with this Section 2.17, such Removed Lender shall cease to be a party hereto, and upon such termination of such Removed Lender’s Commitment in accordance with this 2.17, the Total Commitments shall be reduced by the amount of such Removed Lender’s Commitment. The termination of the Commitment of a Removed Lender pursuant to this Section 2.17 shall not be deemed to be a waiver of any right that (x) the Borrower, the Administrative Agent or any other Lender may have against such Removed Lender or (y) such Removed Lender may have against the Borrower.
2.18.    [Reserved]
2.19.    [Reserved]
2.20.    [Reserved]
2.21.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, to the fullest extent permitted by applicable law:
(a) If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(i)    such Defaulting Lender’s Facility Fee shall cease to accrue on the unfunded Commitment of such Defaulting Lender;
(ii)    the Commitment and Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.1 to the extent set forth therein), and such Defaulting Lender’s right to approve or disapprove any amendment, waiver, consent or other modification with respect to this Agreement shall be restricted as set forth in Section 9.1; and
(iii)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Borrower with the consent of the Administrative Agent, not to be unreasonably withheld, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and such Lender shall purchase at par (plus accrued interest) such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Percentage, whereupon such Lender shall cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(b)    Termination/Reduction of Defaulting Lenders. The Borrower shall have the right, subject to consent of the Required Lenders (excluding the Commitment and Exposure of such Defaulting Lender), to (i) reduce such Defaulting Lender’s Commitment to be equal to the amount of such Defaulting Lender’s outstanding Loans at the time such Lender becomes a Defaulting Lender (but not before consent of Required Lenders is obtained), by giving notice to such Defaulting Lender and the Administrative Agent or (ii) terminate in full the Commitment of such Defaulting Lender by giving notice to the Administrative Agent and such Defaulting Lender (but not before consent of Required Lenders is obtained). On the date of any termination pursuant to the foregoing clause (ii), such Defaulting Lender’s Commitment shall terminate and the Borrower shall pay all amounts owed to such Defaulting Lender hereunder, if any. Upon termination of such Defaulting Lender’s Commitment in accordance with this Section 2.21(b), such Defaulting Lender shall cease to be a party hereto, and upon such termination or reduction of such Defaulting Lender’s Commitment in accordance with this Section 2.21(b), the Total Commitments shall be reduced by the amount by which such Defaulting Lender’s Commitment is reduced or, in the case of termination, by the amount of such Defaulting Lender’s

Commitment. The termination of the Commitment of a Defaulting Lender pursuant to this Section 2.21(b) shall not be deemed to be a waiver of any right that (x) the Borrower, the Administrative Agent or any other Lender may have against such Defaulting Lender or (y) such Defaulting Lender may have against the Borrower based on the estimate described in the preceding sentence.
SECTION 3.     [RESERVED]
SECTION 4.     REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
4.1.    Financial Condition. (i) The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2019 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by PricewaterhouseCoopers LLP, and (ii) the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2020 and the related consolidated statements of income and of cash flows for the three-month period ended on such date, copies of which have been included, respectively, in the Borrower’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the fiscal year and three-month period, respectively, ended as of such dates, as filed with the Securities and Exchange Commission, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the fiscal year and three-month period, respectively, then ended. Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the period involved (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).
4.2.    No Change. Since December 31, 2019, there has been no development or event which has had a Material Adverse Effect.
4.3.    Corporate Existence. The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (b) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.4.    Corporate Power; No Legal Bar. The execution, delivery, and performance by the Borrower of this Agreement and any Note are within its corporate powers, have been duly authorized by all necessary corporate action, and do not violate any provision of law or any agreement, indenture, note, or other instrument binding upon or affecting it or its charter or by‑laws or give cause for acceleration of any of its Indebtedness, except to the extent that such violation or acceleration would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.5.    Authorization; Enforceability. All authorizations, approvals, and other actions by, and notices to and filings with all Governmental Authorities required for the due execution, delivery and performance of this Agreement and any Note have been obtained or made and are in full force and effect, except to the extent that the failure to obtain or make, or to have in full force and effect, such authorizations, approvals, other actions, notices and filings would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of this Agreement and each Note executed in connection herewith is a legally valid and binding obligation of the Borrower enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles relating to or limiting creditors’ rights generally.
4.6.    ERISA. (a) No (i) “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), (iii) “reportable event” (herein defined as any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder), or (iv) termination of a Plan subject to Title IV of ERISA has occurred, and (b) no Lien in favor of the PBGC has arisen, for each of (a) and (b), in the last five years with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.
4.7.    No Material Litigation. There are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or, to the knowledge of the Borrower, threatened against the Borrower or any Significant Subsidiary of the Borrower which have not been disclosed in public filings with the Securities and Exchange Commission (a) that would reasonably be expected to have a Material Adverse Effect or (b) with respect to any of the Loan Documents.
4.8.    Taxes. The Borrower and its Significant Subsidiaries that file consolidated income tax returns with the Borrower have filed all United States federal income tax returns and all other tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any such Significant Subsidiary, except (a) any taxes that are being or promptly will be contested in good faith by appropriate actions or proceedings and for which the Borrower or such Significant Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) any tax returns or taxes to the extent that the failure to file such tax returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.
4.9.    Purpose of Loans. The proceeds of the Loans shall be used by the Borrower for general corporate and working capital purposes. The use of proceeds of the Loans shall be in compliance with all applicable decisions of the California Public Utilities Commission. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect.

4.10.    No Default. Neither the Borrower nor any of its Significant Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect and no Default or Event of Default has occurred and is continuing. The execution, delivery and performance of the Loan Documents do not contravene any provision of the Indenture, the Existing 364-Day Revolving Credit Agreement, the Existing Revolving Credit Agreement or the Existing Term Loan Credit Agreement.
4.11.    Environmental Matters. The Borrower and its Significant Subsidiaries do not have liabilities under Environmental Laws or relating to Materials of Environmental Concern that have not been disclosed in public filings with the Securities and Exchange Commission as of the Effective Date that would reasonably be expected to have a Material Adverse Effect.
4.12.    Anti-Corruption Laws and Sanctions. None of the Borrower, any Subsidiary, any of their respective directors or officers, or, to the knowledge of the Borrower or such Subsidiary, any of their respective employees or agents that will act in any capacity in connection with or benefit from the credit facility established hereunder (a) is a Sanctioned Person, or (b) has taken any action, directly or, to the knowledge of the Borrower, indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws, any Anti-Money Laundering Law, or Sanctions applicable to such Persons. The Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with the Anti-Corruption Laws. Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, each director, officer, employee and agent of the Borrower and each such Subsidiary, is in compliance in all material respects with the Anti-Corruption Laws and the Sanctions applicable to such Persons. No proceeds of any Loan or other transaction contemplated by this Agreement will be used in a manner that would result in a violation of any applicable Anti-Corruption Laws or Sanctions applicable to any party hereto.
4.13.    Affected Financial Institutions. None of the Borrower or any of its Subsidiaries is an Affected Financial Institution.
SECTION 5.     CONDITIONS PRECEDENT
5.1.    Effective Date. The Effective Date shall occur on the date on which the following conditions precedent are satisfied:
(a)    Execution of Agreement. (i) This Agreement shall have been executed and delivered by a duly authorized officer of each of the Borrower and the Administrative Agent and (ii) the Administrative Agent shall have received an executed counterpart hereof (or a copy thereof by facsimile transmission) from each Lender listed on Schedule 1.1.
(b)    Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated as of such Effective Date, substantially in the form of Exhibit D, executed by any Responsible Officer and the Secretary or any Assistant Secretary of the Borrower, and attaching the documents referred to in Sections 5.1(c), (d) and (e).

(c)    Corporate Proceedings. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Borrower (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents and (ii) the borrowings contemplated hereunder.
(d)    Corporate Documents. The Administrative Agent shall have received a copy of the articles of incorporation and by-laws of the Borrower.
(e)    Regulatory Approvals. The Administrative Agent shall have received copies of any required orders of the California Public Utilities Commission approving the Borrower’s execution, delivery and performance of this Agreement and the other Loan Documents and the borrowings hereunder.
(f)    Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, with a copy for each Lender (each such legal opinion shall be in form and substance reasonably acceptable to the Administrative Agent):
(i)    the executed legal opinion of Michael Henry, Assistant General Counsel to the Borrower; and
(ii)    the executed legal opinion of Munger, Tolles & Olson LLP, counsel to the Borrower.
(g)    Approvals. All governmental and third party approvals necessary in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby shall have been obtained and be in full force and effect.
(h)    Fees and Expenses. All fees and expenses required to be paid by the Borrower on or prior to the Effective Date in connection with this Agreement shall have been paid.
5.2.     [Reserved].
5.3.    Conditions to Each Extension of Credit. The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by the Borrower in Section 4 of this Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date, except (i) any representations and warranties which are explicitly stated as having been made as of a specific date, which representations and warranties shall be true and correct in all material respects on and as of such date and (ii) the representations and warranties set forth in Sections 4.2, 4.7 and 4.11 shall not be required to be restated on any date (including, for the avoidance of doubt, any Borrowing Date) other than the Effective Date.

(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the Loans requested to be made on such date.
Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 5.3 have been satisfied.
SECTION 6.     COVENANTS
The Borrower hereby agrees that, on and after the Effective Date, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document:
6.1.    Financial Statements; Certificates. The Borrower shall furnish to the Administrative Agent, who shall forward to each Lender:
(a)    as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Borrower (beginning with the fiscal year ended December 31, 2020), a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing;
(b)    as soon as practicable, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (beginning with the fiscal quarter ended June 30, 2020), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year‑end audit adjustments);
(c)    within fourteen days after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders generally, and within three days after the same are filed, notice by electronic mail of the filing of any financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;
(d)    promptly, (x) such additional financial and other information as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender through the Administrative Agent for purposes of compliance with the Patriot Act; and
(e)    concurrently with the delivery of any quarterly or annual financial statements pursuant to this Section 6.1, a certificate of a Responsible Officer (i) stating that, to the best of each such Responsible Officer’s knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements in this Agreement and the other Loan Documents to be observed or performed by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) containing all information and calculations necessary for determining compliance by the Borrower with the provisions of Section 6.6 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be.
All such financial statements in (a) and (b) shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
Documents required to be delivered pursuant to paragraph (a), (b) or (c) of this Section 6.1 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile transmission or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such

Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 9.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agents and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information”.
6.2.    Compliance; Maintenance of Existence. The Borrower will, and will cause each of its Significant Subsidiaries to, (a) comply with all Requirements of Law and material Contractual Obligations except to the extent that failure to comply therewith would not materially and adversely affect the ability of the Borrower to perform its obligations hereunder; and (b)(i) preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (i) and (ii) above, as permitted by Section 6.5 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.3.    Inspection of Property; Books and Records; Discussions. The Borrower will, and will cause each of its Significant Subsidiaries to, (a) keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender (not more frequently than once per year if no Default or Event of Default exists) upon reasonable notice to the Borrower to visit and inspect its properties and request and obtain copies of its financial records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Significant Subsidiaries with officers of the Borrower and such Significant Subsidiaries and with their independent certified public accountants; provided, that any such visits or inspections shall be subject to such conditions as the Borrower and each of its Significant Subsidiaries, as the case may be, shall deem necessary based on reasonable considerations of safety and security; and provided, further, that neither the Borrower nor any Significant Subsidiary shall be required to disclose to any Lender or its agents or representatives any information that is subject to the attorney-client privilege or attorney work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information or which is prevented from disclosure pursuant to a confidentiality agreement with third parties.
6.4.    Notices. The Borrower shall promptly give notice to the Administrative Agent, and the Administrative Agent shall in turn give notice to each Lender, of:

(a)    the occurrence of any Default or Event of Default;
(b)    any downgrade in the senior unsecured non credit-enhanced debt ratings of the Borrower issued by S&P or Moody’s; and
(c)    any litigation or proceeding or, to the knowledge of the Borrower, investigation that relates to any Loan Document.
Each notice pursuant to clause (a) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.
6.5.    Limitation on Fundamental Changes. The Borrower will not enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except that:
(a)    the Borrower may be merged or consolidated with another Person so long as the Borrower is the continuing or surviving corporation and after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred or be continuing; and
(b)    the Borrower may be merged or consolidated with, or sell all or substantially all of its property, business and assets to, another Person organized under the laws of a state or territory of the United States so long as, if the Borrower is not the continuing or surviving corporation, (i) the senior unsecured non credit-enhanced debt rating of the survivor or purchaser shall be at least the higher of (x) BBB- by S&P and Baa3 by Moody’s and (y) the ratings by such rating agencies of the Borrower’s senior unsecured non credit-enhanced debt in effect before the earlier of the occurrence or the public announcement of such event, (ii) the survivor or purchaser shall assume the Borrower’s obligations hereunder in accordance with documentation reasonably acceptable to the Administrative Agent and (iii) after giving effect to such merger, consolidation or sale, no Default or Event of Default shall have occurred or be continuing.
6.6.    Consolidated Capitalization Ratio. The Borrower shall not permit the Consolidated Capitalization Ratio on the last day of any fiscal quarter to exceed 0.65 to 1.0.
6.7.    Limitation on Liens. The Borrower shall not, nor shall it permit any of its Significant Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for Liens not prohibited by the Indenture.
6.8.    Compliance with Anti-Corruption Laws and Sanctions. (a) The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with Anti-Corruption Laws and Sanctions applicable to such Persons.

(a)    The Borrower will not request any borrowing, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any borrowing, directly or indirectly, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing, or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 7.     EVENTS OF DEFAULT
If any of the following events shall occur and be continuing:
(a)    The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof, or to pay any interest on any Loan, or any other amount payable hereunder, within 5 Business Days after any such amount becomes due in accordance with the terms hereof;
(b)    Any representation or warranty made by the Borrower to the Administrative Agent or any Lender in any Loan Document or in the certificate delivered pursuant to Section 5.1(b) proves to have been incorrect in any material respect when made;
(c)    The Borrower shall default in the performance of (i) any agreement contained in Section 6.5, 6.6, 6.7 or 6.8(b) of this Agreement or (ii) any other term, covenant, or provision contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) and (b) of this Section) and, in the case of any default under this clause (ii), such default shall continue unremedied for 30 days after the Administrative Agent shall have given notice thereof to the Borrower;
(d)    The Borrower or any of its Significant Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against the Borrower or any of its Significant Subsidiaries in an involuntary case under such federal laws, or (vii) take any corporate action for the purpose of affecting any of the foregoing;
(e)    A case or other proceeding shall be commenced (including commencement of such case or proceeding by way of service of process on the Borrower or any of its Significant Subsidiaries), in any court of competent jurisdiction, seeking

(i) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts of the Borrower or any of its Significant Subsidiaries, (ii) the appointment of a trustee, receiver, custodian, liquidator, or the like of the Borrower or any of its Significant Subsidiaries or of all or any substantial part of the assets of the Borrower or such Significant Subsidiary, (iii) similar relief in respect of the Borrower or any of its Significant Subsidiaries under any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or readjustment of debts, or a warrant of attachment, execution, or similar process shall be issued against a substantial part of the property of the Borrower or any of its Significant Subsidiaries and such case, proceeding, warrant, or process shall continue undismissed or unstayed and in effect for a period of 45 days, or an order, judgment, or decree approving or ordering any of the foregoing shall be entered in an involuntary case under such federal bankruptcy laws;
(f)    (i) A trustee shall be appointed to administer any Plan under Section 4042 of ERISA, or the PBGC shall institute proceedings to terminate, or to have a trustee appointed to administer any Plan and such proceedings shall continue undismissed or unstayed and in effect for a period of 30 days, (ii) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), or (iii) any other event or condition shall occur or exist with respect to a Plan and any of (i), (ii) or (iii) shall result in any liability which has a Material Adverse Effect;
(g)    The Borrower or any of its Significant Subsidiaries shall (i) default in any payment of principal or interest on any Indebtedness in an aggregate amount in excess of $200,000,000 or in the payment of any guarantee thereof beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or guarantee was created; or (ii) default beyond any applicable grace period in the observance or performance of any other agreement or condition relating to any such Indebtedness or guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; provided, however, that if such default shall be cured by the Borrower or such Significant Subsidiary or waived by the holders of such Indebtedness and any acceleration of maturity having resulted from such default shall be rescinded or annulled, in each case in accordance with the terms of such agreement or instrument, without any modification of the terms of such Indebtedness requiring the Borrower or such Significant Subsidiary to furnish additional or other security therefor reducing the average life to maturity thereof or increasing the principal amount thereof, or any agreement by the Borrower or such Significant Subsidiary to furnish additional or other security therefor or to issue in lieu thereof Indebtedness secured by additional or other collateral or with a shorter average life to maturity or in a greater principal amount, then any default hereunder by reason thereof shall be deemed likewise to have been thereupon cured or waived unless payment of the Loans hereunder has been accelerated prior to such cure or waiver; or
(h)    There shall have been entered by a court of competent jurisdiction within the United States and shall not have been vacated, discharged or stayed within sixty (60) days from the entry thereof (or such longer period as may be provided by law) one or more final judgments or final decrees for payment of money against the Borrower or any of its Significant Subsidiaries involving in the aggregate a liability (to the extent not paid or covered by insurance) in excess of $200,000,000;
then, and in any such event, (A) if such event is an Event of Default specified in paragraph (d) or (e) of this Section with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.
SECTION 8.     THE ADMINISTRATIVE AGENT
8.1.    Appointment. Each Lender hereby designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents; and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
8.2.    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible to the Lenders for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
8.3.    Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys‑in‑fact or Affiliates shall be (i) liable to any Lender for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.
8.4.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
8.5.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required

Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
8.6.    Non‑Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys‑in‑fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or Affiliates.
8.7.    Indemnification. The Lenders agree to indemnify each Agent in its capacity as the Administrative Agent or Co-Syndication Agent, as the case may be (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
8.8.    Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
8.9.    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent at any time upon 30 days’ notice by notifying the Lenders and the Borrower. Additionally, if the Lender then acting as the Administrative Agent is (x) a Defaulting Lender and (y) the subject of a Bankruptcy Event, then the Administrative Agent may be removed by the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents or is removed pursuant to the immediately preceding sentence, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, subject to approval by the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. In the event that no such successor Administrative Agent is so appointed by the Required Lenders within 30 days of the Administrative Agent’s notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (subject to the approval of the Borrower) as provided above. After any removed Administrative Agent’s removal or retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and Section 9.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
8.10.    Co-Syndication Agent and Arrangers. Neither the Co-Syndication Agents nor the Arrangers solely in their capacities as such shall have any rights, duties or responsibilities hereunder, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Co-Syndication Agent or Arranger solely in its capacity as Co-Syndication Agent or Arranger, as applicable.
8.1.    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, solely for the benefit of, each Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its Subsidiaries, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its Subsidiaries, that no Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

SECTION 9.     MISCELLANEOUS
9.1.    Amendments and Waivers. Subject to Section 2.10(b), the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, enter into with the Borrower written amendments, supplements, modifications or waivers hereto and to the other Loan Documents; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) (A) reduce the amount or extend the scheduled date of maturity of any Loan, (B) alter the pro rata payment sharing requirements of the first sentence of Section 2.11(a) (other than in connection with an amend and extend transaction offered ratably to all similarly situated Lenders), (C) reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or (D) increase the amount or extend the termination date of any Lender’s Commitment, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, in each case without the written consent of all the Lenders or (iii) amend, modify or waive any provision of Section 8 without the written consent of the then Administrative Agent.
Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, waiver or consent hereunder except for matters described in clause (i) of the first paragraph of this Section 9.1 (but only to the extent such Defaulting Lender would be adversely disproportionately affected by such amendment, modification, waiver or consent) requiring the consent of such affected Lender.
9.2.    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by electronic mail or facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule 1.1 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Southern California Edison Company 2244 Walnut Grove Avenue Rosemead, California 91770 Attention: Manager of Cash Management Fax: (626) 302‑1472

The Administrative Agent:	JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road,
Floor 01, NCC 5,
Newark, Delaware 19713
Attention: Demetrius Dixon
Email: Demetrius.Dixon@jpmorgan.com

and

JPMorgan Chase Bank, N.A.
8181 Communications Pkwy
Plano, TX 75024
Attention: Nancy R. Barwig
Email: nancy.r.barwig@jpmorgan.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.1, 2.2, 2.5, 2.6, 2.10 or 2.13 shall not be effective until received.
9.3.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
9.4.    Survival. (a)  The agreements contained in Sections 2.13, 2.14, 2.15, 8.7, 9.5, 9.11, 9.12 and 9.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(b)    All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
9.5.    Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out‑of‑pocket costs and expenses incurred in connection with the development, preparation, execution and administration of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents including, without limitation, the reasonable fees and expenses of one joint counsel to the Agents in connection with this Agreement and the other Loan Documents, (b) to pay or reimburse each Lender and the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement or the other Loan Documents including, without limitation, the fees and disbursements of one joint counsel (and, if required, one regulatory counsel) to the Lenders and the Administrative Agent (each such counsel to be reasonably acceptable to the Administrative Agent), provided that, notwithstanding the foregoing, the Borrower agrees to pay or reimburse the fees and disbursements of separate counsel to any Lender or the Administrative Agent to the extent of any conflict of interest among the Lenders or between the Lenders and the Administrative Agent, (c) to pay, indemnify, or reimburse each Lender and the Administrative Agent for, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (d) to pay, indemnify, and hold each Agent, each Arranger, each Lender, and each of their respective Affiliates, and their respective directors, officers, employees, advisors, affiliates and agents (each, an “indemnified person”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents and the use of proceeds of the Loans (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided, that the Borrower shall have no obligation hereunder to any indemnified person with respect to indemnified liabilities that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified person, from the breach by such indemnified person of its Contractual Obligations to the Borrower or from negotiated settlements of pending or threatened legal actions entered into by such indemnified person without the Borrower’s consent. No indemnified person referred to above shall be liable for any damages arising from the unauthorized use by recipients of any information or other materials distributed to such recipients by such indemnified person through electronic telecommunications or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such indemnified person as determined by a court of competent jurisdiction in a final and non-appealable decision. Notwithstanding the foregoing, this Section 9.5 shall not apply with respect to taxes other than any taxes that represent losses or damages arising from any non-tax claim.
9.6.    Transfer Provisions. (a)  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.
(b)    Participations. Any Lender may, in the ordinary course of its commercial lending business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”), other than to the Borrower and its Affiliates, participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan and interests for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.14, such Participant shall have complied with the requirements of said Section as if it were a Lender (it being understood that the documentation required under Section 2.14(e) shall, subject to applicable law, be delivered to the transferring Lender); and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(c)    Assignments. Any Lender may, in the ordinary course of its commercial lending business and in accordance with applicable law, at any time and from time to time, assign to any Lender or any Affiliate thereof or, with the consent of the Borrower and the Administrative Agent (which consent of the Borrower and the Administrative Agent shall not be unreasonably withheld or delayed and which consent shall not be required from the Borrower during the continuation of an Event of Default and shall be deemed given if the Borrower has not objected thereto within fifteen Business Days of notice thereof), to an additional bank or financial institution (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Assumption, substantially in the form of Exhibit E (an “Assignment and Assumption”), executed by such Assignee, such assigning Lender and (to the extent required by this paragraph) the Administrative Agent (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that, in the case of any such assignment to an additional bank or financial institution, (i) the sum (without duplication) of the aggregate principal amount of the Commitments and Exposure being assigned shall not be less than $10,000,000 (or, if such Assignee is an Affiliate of a Lender, $5,000,000), or such lesser amount as may be agreed to by the Borrower and the Administrative Agent and (ii) (x) the sum (without duplication) of the aggregate principal amount of the Commitments and Exposure retained by the assigning Lender, if any, shall not be less than $10,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent) or (y) after giving effect to such assignment, the assigning Lender shall hold no Loans or Commitments. For the avoidance of doubt, no Lender may at any time assign or transfer all or any part of its rights and obligations under this

Agreement and the other Loan Documents to any natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), to any Defaulting Lender or to the Borrower or any Affiliate of the Borrower.
Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto), but shall retain its rights pursuant to Sections 2.13, 2.14 and 2.15 in respect of the period prior to such effective date. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section.
(d)    The Register. The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 9.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    Recordation. Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an Assignee and the Administrative Agent (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.
(f)    Disclosure. Subject to Section 9.14, the Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee, any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.
(g)    Pledges. For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank or any other central bank having jurisdiction over such Lender in accordance with applicable law.
9.7.    Adjustments; Set-Off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or Lenders, if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set‑off, pursuant to events or proceedings of the nature referred to in Section 7(d) or (e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Notwithstanding the foregoing, no Lender shall exercise any right of set-off against the Borrower in connection with this Agreement without the consent of the Required Lenders.
(b)    In addition to any rights and remedies of the Lenders provided by law, upon (i) the occurrence and during the continuance of any Event of Default and (ii) the declaration by Lenders having more than 66 2/3 % in aggregate amount of the Commitments (or, if the Commitments have been terminated, by Lenders having more than 66 2/3 % of the Total Exposures) pursuant to Section 7 of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set‑off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.
9.8.    Counterparts. (a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
(b)    Delivery of an executed counterpart of a signature page (whether manually executed or executed by Electronic Signature) of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) by telecopy, emailed pdf. or any other electronic means that reproduces an image of such signature page shall be effective as physical delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. To the fullest extent permitted by applicable law, the words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document (in each case other than any Note) shall be deemed to include Electronic Signatures, electronic deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures (other than for this Agreement) in any form or format without its prior written consent and pursuant to procedures approved by it (it being agreed that Electronic Signatures shall not be accepted for any Notes); provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature for the Borrower, each of the Agents and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the reasonable request of any Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each of the parties hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation between or among the Agents, the Lenders, and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan

Document and/or any Ancillary Document (in each case other than any Note) shall have the same legal effect, validity and enforceability as any paper original, (ii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto; provided that this subclause clause (ii) will not apply in any case to any Notes delivered hereunder and (iii) waives any claim against any other party hereto for any Liabilities arising solely from such other party’s reliance on or the waiving party’s use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the waiving party to use any available security measures in connection with the execution by, or delivery or transmission of, any Electronic Signature.
9.9.    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.10.    Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
9.11.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
9.12.    WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.
9.13.    Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of

Manhattan and of the United States District Court for the Southern District of New York, and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
9.14.    Confidentiality. Each of the Administrative Agent and the Lenders expressly agree, for the benefit of the Borrower and its Subsidiaries, to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority, self-regulatory authority or, subject to an agreement to comply with the provisions of this Section 9.14, any direct counterparty to any swap agreement under which payments are to be made by reference to the Borrower or its obligations under this Agreement, (c) in any legal, judicial, administrative proceeding or other compulsory process or to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement for the benefit of the Borrower and its Subsidiaries containing provisions substantially the same as those of this Section 9.14, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the prior express written consent of the Borrower or its Subsidiaries, as applicable, (h) to rating agencies in connection with this Agreement, (i) for purposes of establishing a “due diligence” defense or (j) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or its Subsidiaries. For the purposes of this Section 9.14, “Confidential Information” means all information, including material nonpublic information within the meaning of Regulation FD promulgated by the Securities and Exchange Commission (“Regulation FD”), received from the Borrower or its Subsidiaries relating to such entities or their respective businesses, other than any such information that is available to any Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such entities and other than information regarding the existence of this Agreement provided by the Administrative Agent and the Lenders to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower or its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 9.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information; provided, however, that with respect to disclosures pursuant to clauses (b) and (c) of this Section, unless prohibited by law or applicable court order, each Lender and the Administrative Agent shall make reasonable attempts to notify the Borrower and its Subsidiaries of any request by any governmental agency or representative thereof (other than any such request in connection with any routine examination of the financial condition or other routine examination of such Lender conducted in the ordinary course by any regulatory authority) or other Person for disclosure of Confidential Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Confidential Information. It is understood and agreed that the Borrower, its Subsidiaries and their respective Affiliates may rely upon this Section 9.14 for any purpose, including without limitation to comply with Regulation FD.
9.15.    Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
9.16.    California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 9.5, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.
9.17.    No Fiduciary Duty. No Credit Party acting in its capacity as such shall be deemed to be in an advisory, fiduciary or agency relationship with the Borrower and its Affiliates or have a fiduciary or other implied duty to the Borrower and its Affiliates. The Borrower has been advised that the Credit Parties are engaged in a broad range of transactions in the ordinary course of their business that may involve interests that differ from the Borrower’s and its Affiliates’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Borrower and its Affiliates.
9.18.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
SOUTHERN CALIFORNIA EDISON COMPANY

By	/s/ Natalia Woodward Name: Natalia Woodward Title: Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender

By: /s/ Nancy R. Barwig
Name: Nancy R. Barwig
Title: Executive Director

[SIGNATURE PAGE TO SOUTHERN CALIFORNIA EDISON REVOLVING CREDIT AGREEMENT]

CITIBANK, N.A., as Co-Syndication Agent and Lender

By: /s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

[SIGNATURE PAGE TO SOUTHERN CALIFORNIA EDISON REVOLVING CREDIT AGREEMENT]

MIZUHO BANK, LTD., as Co-Syndication Agent and Lender

By: /s/ Edward Sacks
Name: Edward Sacks
Title: Authorized Signatory

[SIGNATURE PAGE TO SOUTHERN CALIFORNIA EDISON REVOLVING CREDIT AGREEMENT]

MUFG BANK, LTD., as Co-Syndication Agent and Lender

By: /s/ Jeff P Fesenmaier
Name: Jeff Fesenmaier
Title: Managing Director

[SIGNATURE PAGE TO SOUTHERN CALIFORNIA EDISON REVOLVING CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Co-Syndication Agent and Lender

By: /s/ Dee Dee Farkas
Name: Dee Dee Farkas
Title: Director

[SIGNATURE PAGE TO SOUTHERN CALIFORNIA EDISON REVOLVING CREDIT AGREEMENT]

BARCLAYS BANK PLC, as Co-Syndication Agent and Lender

By: /s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[SIGNATURE PAGE TO SOUTHERN CALIFORNIA EDISON REVOLVING CREDIT AGREEMENT]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By: /s/ Judith Smith
Name: Judith Smith
Title: Authorized Signatory

By: /s/ Brady Bingham
Name: Brady Bingham
Title: Authorized Signatory

[SIGNATURE PAGE TO SOUTHERN CALIFORNIA EDISON REVOLVING CREDIT AGREEMENT]

BNP Paribas, as Lender

By: /s/ Denis O'Meara
Name: Denis O'Meara
Title: Managing Director

By: /s/ Francis Delaney
Name: Francis Delaney
Title: Managing Director

[SIGNATURE PAGE TO SOUTHERN CALIFORNIA EDISON CREDIT AGREEMENT]

Bank of China, Los Angeles Branch, as Lender

By: /s/ Yong Ou
Name: Yong Ou
Title: SVP & Branch Manager

[SIGNATURE PAGE TO SOUTHERN CALIFORNIA EDISON CREDIT AGREEMENT]

Bank of Montreal, Chicago Branch, as Lender

By: /s/ Darren Thomas
Name: Darren Thomas
Title: Vice President

[SIGNATURE PAGE TO SOUTHERN CALIFORNIA EDISON CREDIT AGREEMENT]

ROYAL BANK OF CANADA, as Lender

By: /s/ Justin Painter
Name: Justin Painter
Title: Authorized Signatory

[SIGNATURE PAGE TO SOUTHERN CALIFORNIA EDISON CREDIT AGREEMENT]

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By: /s/ Katie Lee
Name: Katie Lee
Title: Director

[SIGNATURE PAGE TO SOUTHERN CALIFORNIA EDISON CREDIT AGREEMENT]

Truist Bank, as Lender

By: /s/ Andrew Johnson
Name: Andrew Johnson
Title: Managing Director

[SIGNATURE PAGE TO SOUTHERN CALIFORNIA EDISON CREDIT AGREEMENT]